Exhibit 23.3

Consent of Roscoe Postle Associates Inc.

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2017, and the Registration Statements on Form S-3 (No. 333-159966, 333-195246, 333-201520, 333-209751 and 333-209652) and Form S-8 (File No. 333-96995, 333-60095, 333-169030, 333-176364, 333-195019, 333-209727, and 333-218744) of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: February 15, 2018

/s/ Roscoe Postle Associates Inc.